EXHIBIT 99.1
COMTEX LOGO

                                            Release:  IMMEDIATE
                                            For:  Comtex News
                                            Network
  Contact: Amber Gordon                    (Symbol:  CMTX)
           703-820-2000

    COMTEX REPORTS 2nd QUARTER FISCAL 2004 FINANCIAL RESULTS

ALEXANDRIA, VA, February 17, 2004 - Comtex News Network, Inc.,
(OTC BB: CMTX), a leading wholesaler of electronic real-time news and content, today announced the financial results for the three and six-month periods ended December 31, 2003.

     For the quarter ended December 31, 2003, the Company's revenues were
$2 million compared to $2.4 million for the second quarter of fiscal 2003. The decline in revenues primarily results from business closures and consolidation among clients. The Company reported an operating loss of $708,000 and a net loss of $1,035,000, or $0.08 loss per share, for the second quarter of fiscal 2004, versus last year's second quarter operating profit of $228,000 and net profit of $182,000, or $0.01 per share. The operating and net losses are primarily due to the termination of an operating lease for office space, the disposal of assets related to office and data center moves, and increased legal fees, as discussed below.

     The terminated operating lease had $2.6 million in remaining lease obligations and was terminated for $463,000 in settlement-related expenses and additional rent payments. As a result of the lease termination, during the second quarter, the Company reduced its leased office space from one location, comprising approximately 17,000 square feet, to two locations totaling approximately 5,000 square feet. Leased office expense was thereby reduced to $11,000 per month from $40,000 per month, a decrease of 73%.

          Operating expenses in the comparable period of the prior year included the recovery of accrued legal fees of $394,000 related to a favorable litigation settlement. The recovery of those legal fees reduced the prior year expenses in comparison to this year. Excluding the expenses associated with the terminated lease settlement and legal expense recovery, operating expenses for the second quarter and the six-month periods, respectively, decreased $266,000, or 17%, and $483,000, or 15%, from the comparable prior year periods.

     In conjunction with the above lease termination and the move of its data center to a third-party hosting facility, the Company also disposed of related furniture and equipment assets.
Expenses related to these disposals total approximately $300,000, reported in other expense.


     C.W. Gilluly, Comtex's Chairman and Interim CEO, said, "The turnaround of Comtex is proceeding, although settling our former office space lease and writing-off various assets increased non-cash expenses and losses during the quarter." Dr. Gilluly also noted, "During this quarter, Comtex opened an office in New York City, expanded relationships with key distributors and established a new banking relationship. All of these factors contribute to increasing the strength of the Company."

     Revenues for the six months ended December 31, 2003 were $4.2 million, the operating loss was $936,000 and the net loss was $1.3 million, or $0.10 loss per share. Revenues for the prior year six-month period were $4.9 million, the operating loss was $15,000 and the net loss was $85,000, or a loss of $0.01 per share. As with the quarter, the increase in operating and net losses for the six month period are due primarily to the settlement of the liability on the office space lease, the loss on disposal of assets related to office and data center moves, the relative increase in legal fees, and a decrease in revenues and gross profit margins, all partially offset by decreased operating expenses.

                          About Comtex
Comtex is a leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. More information on the company can be found at www.comtex.com.


                     Financial Table Follows

                              Comtex News Network, Inc.
                               Selected Financial Data
                                     (unaudited)
                   (amounts in  thousands, except per share amounts)

                                       Three Months Ended        Six Months Ended
                                         December 31                    December 31
                                    2003          2002             2003         2002

Revenues                       $   2,014      $   2,430     $    4,187      $   4,862
Operating (Loss) Income             (708)           228           (936)          (15)
Net (Loss) Income              $  (1,035)     $     182     $   (1,287)     $    (85)

Net (Loss) Earnings Per Share
     Basic and Diluted         $   (0.08)     $    0.01     $    (0.10)     $   (0.01)


Weighted Avg. # Shares:
     Basic                         13,583        13,142         13,545         13,141
     Diluted                       13,583        13,296         13,545         13,141


Reconciliation to EBITDA:
 Net (Loss) Income             $   (1,035)     $    182     $   (1,287)     $     (85)
Stock-based compensation               24             2             52              2
Depreciation &                        230           304            483            608
Amortization
Interest/Other Expense                327            45            350             70
Income Taxes                           -             -               -              -
EBITDA                         $     (454)     $    533     $     (402)     $     595

Please Note: EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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